Exhibit 99.1

CONSENT TO BE NAMED DIRECTOR

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to being named in the Registration Statement on Form S-1 (No. 333-249326), together with any and all amendments or supplements thereto (collectively, the “Registration Statement”), of MediaAlpha, Inc., a Delaware corporation (the “Company”), as a person who has agreed to serve as a director of the Company upon the closing of the offering and the inclusion of my biographical information in the Registration Statement. I also consent to the filing of this consent as an exhibit to the Registration Statement.

/s/ Venmal (Raji) Arasu
Name: Venmal (Raji) Arasu